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                                                                      Exhibit 99

NEWS RELEASE                                             [HUNTINGTON BANKS LOGO]


FOR IMMEDIATE RELEASE
SUBMITTED:  JULY 14, 1998

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                         ANALYSTS
-----                                         --------
HILLARY JEFFERS  (614) 480-5413               LAURIE COUNSEL   (614) 480-3878
                                              CHERI GRAY       (614) 480-3803

            HUNTINGTON BANCSHARES' SECOND QUARTER YIELDS SUCCESSFUL FLORIDA BRANCH INTEGRATION AND 10% INCREASE IN EARNINGS

                        PROPOSED STOCK OFFERING CANCELLED

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported second quarter basic earnings per share of $.48 and announced the successful conversion of its Florida acquisition of 60 banking offices totaling $1.3 billion in loans and $2.3 billion in deposits. The acquisition, which closed June 26, 1998, brings total deposits in the Florida market to nearly $4 billion and makes Huntington the sixth largest bank in the state. The company formerly announced that, in conjunction with the Florida acquisition, it intended to issue up to 8.5 million shares of common stock. During the second quarter, Huntington began to strategically reposition its balance sheet by decreasing its investment securities held for sale by $2.0 billion and exiting its out-of-market credit card operations. These actions, combined with the issuance of $300 million in subordinated debt and $100 million in trust preferred securities, eliminated the need for the proposed common stock offering. Accordingly, the company will withdraw its registration statement previously filed with the Securities and Exchange Commission in connection with the offering.
         "Our efforts in the second quarter were important for both the financial results we achieved and for the numerous strategic actions we took to ensure the future success of The Huntington," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "I am very pleased with the smooth integration of the new Florida offices and the promise they bring to our already existing presence in that state. I am also encouraged by the positive trends seen in the various sources of fee income, which were up 25% this quarter, particularly brokerage, insurance and mortgage banking."

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         For the second quarter of 1998, Huntington reported net income of $92.3 million, compared with $83.6 million for the same period one year ago, an increase of 10.4%. Diluted earnings per share of $.47 for the quarter increased 9.3% from $.43 per share reported in the year-ago quarter. For the recent three months, Huntington's return on average equity (ROE) was 17.70% and return on average assets (ROA) was 1.42%, compared with 18.07% and 1.33% for the same three months in 1997. Year to date, Huntington's ROE was 17.72% and ROA was 1.40%, compared with 17.75% and 1.30% for the same six months in 1997. Comparative ROE, ROA and earnings per share (EPS) on a cash basis for the second quarter and year-to-date in 1998 and 1997 are outlined in the table below.

                                         CASH BASIS
                      -------------------------------------------------
                            2nd Qtr.                        YTD
                      ------------------            -------------------
                       1998        1997              1998         1997
                       ----        ----              ----         ----

          ROE         21.17%      21.90%            21.13%       21.24%

          ROA          1.49%       1.40%             1.47%        1.37%

          EPS          $.50        $.45              $.98         $.88

         Commercial loan growth of 14% on a linked quarter basis showed strengthening trends. Mortgage loan origination continued to be strong with origination volume up 85% from the year-ago quarter. The $1.2 billion in mortgage loan production during the first half of this year nearly equals the total amount closed in 1997. Consumer loans grew 6% on a linked quarter basis, reflecting the impact of refinance activity on The Huntington's equity lending products. The company's continued focus on increasing transaction deposits is reflected in the linked quarter growth of 6.4%. Net interest income for the quarter was $247.4 million, down $7.4 million from the previous quarter, reflecting the decrease in earning assets and tighter loan spreads. The net interest margin was 4.23% in the second quarter versus 4.30% in the previous quarter.
         Core non-interest income grew 25% to $97.4 million for the second quarter, compared with $77.9 million during the same period last year. Reflecting increases across all categories, core non-interest income now represents 28% of total revenues, up from 22.8% a year ago, and moves the company closer to its 30% goal. Mortgage banking income increased 49.6% or $5.0 million due to continued strong origination activity, 25% of which came from referrals by the retail banking offices. ATM usage, The Huntington's Check Card product, telephone bill pay, and on-line banking services drove electronic banking fees up 21.4%, while brokerage and

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insurance income increased 36.2% over the second quarter of 1997. Off-balance sheet managed assets, namely insurance in force, trust assets, proprietary mutual funds and mortgage loans serviced totaled $21.1 billion and are growing at an annualized rate of 25.6%.
         Non-interest expense for the quarter was $208.3 million, compared with $185.8 million one year ago. Much of the increase can be attributed to volume sensitive expenses such as higher sales commissions related to the increase in fee income and increased communications expenses due to expanded ATMs.
          For the second quarter, the company increased its loan loss reserve to 1.50% compared with 1.39% for the same period last year. Net charge-offs as a percent of average loans were .41% for the 1998 second quarter, compared with
 .51% for the 1998 first quarter. Non-performing assets were $101.7 million, or .53% of total loans and other real estate.
         The Huntington's average equity to average assets was 8.02% in the most recent three month period. Tier 1 and total risk-based capital ratios were 7.22% and 11.05%, respectively, at June 30, 1998.
         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $28 billion. Through its affiliated companies, The Huntington has more than 132 years of serving the financial needs of its customers.
         The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,300 ATMs and its Web Bank at www.huntington.com.
         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

                                       ###
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
                                               HUNTINGTON BANCSHARES INCORPORATED
                                               COMPARATIVE SUMMARY (CONSOLIDATED)
                                            (in thousands, except per share amounts)
CONSOLIDATED RESULTS                                 THREE MONTHS ENDED                          SIX MONTHS ENDED
    OF OPERATIONS                                          JUNE 30,                                   JUNE 30,
-------------------------------------------------  ----------------------    CHANGE           ----------------------    CHANGE
                                                     1998          1997         %               1998          1997         %
                                                   --------      --------    ------           --------      --------    ------
Interest Income                                    $491,268      $503,018     (2.3)%          $993,748      $978,892       1.5%
Interest Expense                                    243,839       240,060      1.6             491,471       468,383       4.9
                                                   --------      --------                     --------      --------
Net Interest Income                                 247,429       262,958     (5.9)            502,277       510,509      (1.6)
Provision for Loan Losses                            24,595        30,831    (20.2)             46,776        53,211     (12.1)
Securities Gains                                     14,316         3,604      N.M.             17,405         5,702       N.M.
Non-Interest Income                                 106,953        77,897     37.3             200,631       152,530      31.5
Non-Interest Expense                                208,291       185,805     12.1             406,081       369,666       9.9
Provision for Income Taxes                           43,503        44,220     (1.6)             85,661        85,082       0.7
                                                   --------      --------                     --------      --------
NET INCOME                                         $ 92,309      $ 83,603     10.4%           $181,795      $160,782      13.1%
                                                   ========      ========                     ========      ========

PER COMMON SHARE AMOUNTS
------------------------
  Net Income per Common Share (1)
        Basic                                         $0.48         $0.44      9.1%              $0.95         $0.85      11.8%
        Diluted                                       $0.47         $0.43      9.3%              $0.93         $0.84      10.7%

  Cash Dividends Declared (2)                         $0.18         $0.16     12.5%              $0.36         $0.32      12.5%

  Shareholders' Equity (period end) (2)              $10.08         $9.17     10.0%             $10.08         $9.17      10.0%

AVERAGE COMMON SHARES (1)
        Basic                                       192,363       191,346      0.5%            192,263       190,222       1.1%
        Diluted                                     195,149       193,453      0.9%            194,761       192,344       1.3%

KEY RATIOS
Return On:
  Average Total Assets                                 1.42%         1.33%                        1.40%         1.30%
  Average Shareholders' Equity                        17.70%        18.07%                       17.72%        17.75%
Efficiency Ratio                                      58.97%        54.09%                       57.16%        55.33%
Net Interest Margin                                    4.23%         4.54%                        4.27%         4.47%
Average Equity/Average Assets                          8.02%         7.35%                        7.90%         7.33%
Period-end Capital Ratios (3):
  Tier I Risk-Based Capital                            7.22%         8.99%                        7.22%         8.99%
  Total Risk-Based Capital                            11.05%        12.07%                       11.05%        12.07%
  Tier I Leverage                                      6.76%         7.58%                        6.76%         7.58%

CONSOLIDATED STATEMENT                                THREE MONTHS ENDED                            SIX MONTHS ENDED
  OF CONDITION DATA                                        JUNE 30,                                      JUNE 30,
------------------------------------------------  --------------------------    CHANGE         --------------------------    CHANGE
                                                     1998           1997           %              1998            1997          %
                                                  -----------    -----------    ------         -----------    -----------    ------
Average Total Loans                               $17,843,277    $17,661,702      1.0%         $17,742,635    $17,352,413       2.2%
Average Total Deposits                            $17,453,550    $17,348,782      0.6          $17,467,802    $16,861,153       3.6
Average Total Assets                              $26,071,768    $25,238,176      3.3          $26,200,320    $24,912,199       5.2
Average Shareholders' Equity                      $ 2,091,636    $ 1,856,000     12.7          $ 2,069,223    $ 1,826,682      13.3

ASSET QUALITY (PERIOD END)
Non-performing loans                              $    80,137    $    65,554
Total non-performing assets                       $   101,653    $    79,988
Allowance for loan losses/total loans                    1.50%          1.39%
Allowance for loan losses/non-performing loans         357.97%        378.11%
Allowance for loan losses and other real
     estate/non-performing assets                      280.64%        306.51%

(1)  Excludes impact of ten percent stock dividend to be distributed in July
     1998.
(2)  Adjusted for the ten percent stock dividend to be payable July 1998.
(3)  Estimated.
N.M. - Not Meaningful